Exhibit 99.1
For Additional Information:
Haug Scharnowski, VP Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION APPOINTS J. REID PORTER
AS CHIEF FINANCIAL OFFICIER
MINNEAPOLIS, MN — December 12, 2005 — Navarre Corporation (Nasdaq: NAVR) a publisher and distributor of a broad range of home entertainment and multimedia software products announced today that it has appointed J. Reid Porter as Chief Financial Officer and Executive Vice President, effective immediately.
Porter, 56, comes to Navarre from IMC Global Inc. where he served as Executive Vice President and Chief Financial Officer from 2001 through 2004. Under his financial leadership, IMC Global, a corporation with annual revenues in excess of $2 billion, restructured the company’s highly leveraged balance sheet, including generating over $700 million in cash from the sale of non-core assets. He also led efforts to consolidate the agricultural nutrient industry, culminating in the October 2004 merger of IMC Global with a subsidiary of Cargill Corporation, to form what is now known as The Mosaic Company. Prior to joining IMC Global, Porter served as Vice President and Partner of Hidden Creek Industries (“HCI”) and Chief Financial Officer of Heavy Duty Holdings, a platform company of HCI that successfully acquired and integrated automation supply companies. He also served as Vice President and General Manager for Andersen Windows, Inc., the world’s largest manufacturer of wood windows, patio doors and storm doors, where he developed and implemented Andersen’s rapidly-growing replacement window business, Renewal by Andersen.
Porter holds an MBA in finance from the University of Chicago and a Bachelor of Arts from Colgate University.
Commenting on Porter’s appointment, Eric Paulson, Chairman and CEO of Navarre Corporation stated “Reid’s tremendous background in finance, business development and executive leadership makes him the ideal senior executive for Navarre. His broad experience will further strengthen and lead our finance department as well as help set the future strategic direction of the Company to continue its growth and transformation.”
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and the FUNimation Stores, Ltd. For more information, please visit the company’s web site at http://www.navarre.com .